Exhibit 99.1

MFA

FINANCIAL, INC.

350 Park Avenue

New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

February 21, 2019		NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson
212-371-5999

MFA Financial, Inc.

Announces Fourth Quarter 2018 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today announced its financial results for the fourth quarter ended December 31, 2018.

Fourth Quarter 2018 and other highlights:

•                  MFA generated fourth quarter GAAP net income of $57.1 million, or $0.13 per common share.  As of December 31, 2018, book value per common share was $7.15.

•                  Net Income was $0.06 per common share lower than the third quarter of 2018, primarily due to unrealized losses on CRT securities and 30-Year Agency MBS and related swap hedges, as market volatility and risk-off sentiment widened credit spreads and mortgage basis. Use of fair value accounting requires quarterly valuation changes on these investments to be included in earnings.

•                  Continued success in growing the investment portfolio, for the fifth consecutive quarter.  MFA added approximately $1.6 billion of residential mortgage assets in the fourth quarter, including $1.0 billion of residential whole loans, increasing the investment portfolio by $565 million.

•                  Recent growth in MFA’s residential whole loan portfolio and net interest income has been largely through acquisition of purchased performing loans, including Non-QM loans, rehabilitation or “fix and flip” loans and single family rental loans.

•                  On January 31, 2019, MFA paid its fourth quarter 2018 dividend of $0.20 per share of common stock to shareholders of record as of December 28, 2018.

Craig Knutson, MFA’s CEO and President, said, “The fourth quarter of 2018, particularly November and December, was a very volatile period for financial assets, as concerns about global growth slowdown increased volatility and led to risk-off investment flows, widening credit spreads.  2019 has thus far been a much more constructive trading environment, and since year-end we have seen a partial recovery in the prices of our assets, particularly those accounted for at fair value. MFA’s investment team was very active in the fourth quarter, acquiring nearly $1.6 billion of new assets and growing our investment portfolio by $565 million. Our residential whole loan and REO portfolio increased by $788 million, largely due to acquisitions of purchased performing loans.  RPL/NPL MBS increased by $215 million, and MSR-related investments increased by $47 million. As was the case for the third quarter of 2018, the majority of the growth in our residential whole loan portfolio has been through purchases of Non-QM loans, fix and flip loans and single family rental loans.  We continue to gain traction on these new acquisition efforts, which involve relationships cultivated over the past year or more.  Through our willingness and ability to explore and enter into various arrangements, including flow agreements, strategic alliances and also minority equity investments, we have been able to partner with originators to source attractive new investments, while enabling them to grow with support from MFA as a reliable provider of capital.”

“MFA remains well-positioned to generate attractive returns after substantial growth of over $2 billion in our investment portfolio in 2018.  With a marked change in expectations around Fed monetary policy for 2019 and beyond, we believe that the investment horizon looks very favorable for levered entities.  We expect that we will modestly increase leverage to support further asset growth in 2019, both through repo borrowing and securitization.”

Mr. Knutson added, “Through our asset selection and hedging strategy, our estimated net effective duration, a gauge of our portfolio’s sensitivity to interest rates, remained relatively low and measured 0.96 at quarter-end.  MFA’s book value per common share decreased to $7.15 from $7.46 as of September 30, 2018, due primarily to a net reduction in unrealized gains on Legacy Non-Agency MBS and dividend distributions exceeding our GAAP net income.  Leverage, which reflects the ratio of our financing obligations to equity, was 2.6:1 at quarter-end.”

At December 31, 2018, our investments in residential whole loans totaled $4.7 billion.  Of this amount, $3.0 billion is recorded at carrying value and generated a yield of 5.77% during the quarter, and $1.7 billion is recorded at fair value on our consolidated balance sheet.  On this portion of the portfolio, we recorded gains for the quarter of approximately $31.7 million, primarily reflecting coupon interest payments and other cash received during the quarter together with changes in the fair value of the underlying loans.  In addition, as of the end of the quarter we held approximately $249 million of REO properties.  MFA’s proactive asset management team has been able to shorten liquidation timelines and increase property sale proceeds, leading to improved outcomes and better returns.

MFA’s Legacy Non-Agency MBS had a face amount of $2.2 billion with an amortized cost of $1.5 billion and a net purchase discount of $670.5 million at December 31, 2018.  This discount consists of a $516.1 million credit reserve and other-than-temporary impairments and a $154.3 million net accretable discount.  We believe this credit reserve appropriately factors in remaining uncertainties regarding underlying mortgage performance and the potential impact on future cash flows.  Our Legacy Non-Agency MBS generated a yield of 10.65% for the quarter.  The portfolio continues to outperform our credit assumptions and has underlying mortgage loans that are on average approximately thirteen years seasoned and 11.1% are currently 60 or more days delinquent.

As of December 31, 2018, the Agency MBS portfolio totaled $2.7 billion, had an amortized cost basis of 103.9% of par and generated a yield of 2.72% for the fourth quarter. At the end of the fourth quarter, MFA held approximately $1.4 billion of RPL/NPL MBS.  These securities had an amortized cost basis of 99.95% of par and generated a yield of 4.82% for the quarter.  Our investments in CRT securities totaled $492.8 million at December 31, 2018, and generated a yield of 5.88% for the fourth quarter. During the quarter we opportunistically sold residential mortgage securities for $197.1 million, realizing net gains of $28.6 million ($7.8 million of which had previously been recorded as unrealized gains on CRT securities for which we had elected fair value accounting).

For the three months ended December 31, 2018, MFA’s costs for compensation and benefits and other general and administrative expenses were $11.9 million, or an annualized 1.39% of stockholders’ equity as of December 31, 2018.

The following table presents the weighted average prepayment speed on MFA’s MBS portfolio.

Table 1

	Fourth Quarter 2018 Average CPR	Third Quarter 2018 Average CPR
Agency MBS	12.5%	16.8%
Legacy Non-Agency MBS	14.7%	16.8%
RPL/NPL MBS (1)	12.9%	19.6%

(1)    All principal payments are considered to be prepayments for conditional prepayment rate (“CPR”) purposes.  RPL/NPL MBS are securitized financial instruments that are primarily backed by securitized re-performing and non-performing loans.  The majority of these securities are structured such that the coupon increases from 300 - 400 basis points at 36 - 48 months from issuance or sooner.

As of December 31, 2018, under its swap agreements, MFA had a weighted average fixed-pay rate of interest of 2.42% and a floating receive rate of 2.56% on notional balances totaling $3.2 billion, with an average maturity of 32 months.

The following table presents MFA’s asset allocation as of December 31, 2018, and the fourth quarter 2018 yield on average interest-earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 2

ASSET ALLOCATION

At December 31, 2018	Agency MBS	Legacy Non- Agency MBS	RPL/NPL MBS	Credit Risk Transfer Securities	Residential Whole Loans, at Carrying Value (1)	Residential Whole Loans, at Fair Value	MSR- Related Assets	Other, net (2)	Total
($ in Millions)
Fair Value/Carrying Value	$2,698	$1,941	$1,377	$493	$3,017	$1,666	$612	$484	$12,288
Less Payable for Unsettled Purchases	—	—	—	—	(16)	(195)	—	—	(211)
Less Repurchase Agreements	(2,384)	(1,448)	(1,085)	(392)	(1,475)	(546)	(474)	(76)	(7,880)
Less Securitized Debt	—	—	—	—	(163)	(521)	—	—	(684)
Less Senior Notes	—	—	—	—	—	—	—	(97)	(97)
Net Equity Allocated	$314	$493	$292	$101	$1,363	$404	$138	$311	$3,416
Debt/Net Equity Ratio (3)	7.6	x	2.9	x	3.7	x	3.9	x	1.2	x	3.1	x	3.4	x	2.6	x

For the Quarter Ended December 31, 2018
Yield on Average Interest Earning Assets (4)	2.72%	10.65%	4.82%	5.88%	5.77%	N/A	5.40%	5.45%
Less Average Cost of Funds (5)	(2.36)	(3.30)	(3.27)	(3.19)	(4.11)	(4.33)	(3.41)	(3.28)
Net Interest Rate Spread	0.36%	7.35%	1.55%	2.69%	1.66%	N/A	1.99%	2.17%

(1)    Includes $798.0 million of purchased credit impaired loans, $1.4 billion of Non-QM loans, $494.6 million of Rehabilitation loans, $145.3 million of Single-family rental loans and $224.1 million of seasoned performing loans.  At December 31, 2018, the total fair value of these loans is estimated to be approximately $3.1 billion.

(2)    Includes cash and cash equivalents and restricted cash, other assets and other liabilities.

(3)    Represents the sum of borrowings under repurchase agreements, securitized debt and payable for unsettled purchases as a multiple of net equity allocated.  The numerator of our Total Debt/Net Equity Ratio also includes Senior Notes.

(4)    Yields reported on our interest earning assets are calculated based on the interest income recorded and the average amortized cost for the quarter of the respective asset.  At December 31, 2018, the amortized cost of our interest earning assets were as follows: Agency MBS - $2.7 billion; Legacy Non-Agency MBS - $1.5 billion; RPL/NPL MBS - $1.4 billion; Credit Risk Transfer securities - $486.2 million; and Residential Whole Loans at carrying value - $3.0 billion. In addition, the yield for residential whole loans at carrying value was 5.67%, net of 10 basis points of servicing fee expense incurred during the quarter.  For GAAP reporting purposes, such expenses are included in Loan servicing and other related operating expenses in our statement of operations.  Interest payments received on residential whole loans at fair value is reported in Other Income as Net gain on residential whole loans measured at fair value though earnings in our statement of operations.  Accordingly, no yield is presented as such loans are not included in interest earning assets for reporting purposes.

(5)    Average cost of funds includes interest on repurchase agreements, the cost of swaps, Senior Notes and securitized debt.  Agency MBS cost of funds is reduced by 5 basis points and Legacy Non-Agency MBS cost of funds is reduced by 4 basis points associated with swaps to hedge interest rate sensitivity on these assets.  Residential Whole Loans at Carrying Value cost of funds includes 4 basis points associated with swaps to hedge interest rate sensitivity on these assets.

At December 31, 2018, MFA’s $4.6 billion of Agency and Legacy Non-Agency MBS were backed by hybrid, adjustable and fixed-rate mortgages.  Additional information about these MBS, including average months to reset and three-month average CPR, is presented below:

Table 3

	Agency MBS			Legacy Non-Agency MBS (1)			Total (1)
Time to Reset	Fair Value (2)	Average Months to Reset (3)	3 Month Average CPR (4)	Fair Value	Average Months to Reset (3)	3 Month Average CPR (4)	Fair Value (2)	Average Months to Reset (3)	3 Month Average CPR (4)
($ in Millions)
< 2 years (5)	$1,042	5	21.2%	$1,230	5	15.5%	$2,272	5	17.9%
2-5 years	128	40	11.1	—	—	—	128	40	11.1
> 5 years	9	78	0.1	—	—	—	9	78	0.1
ARM-MBS Total	$1,179	10	19.9%	$1,230	5	15.5%	$2,409	7	17.5%
15-year fixed (6)	$782		8.5%	$2		24.0%	$784		8.5%
30-year fixed (6)	736		4.7	659		13.1	1,395		9.1
40-year fixed (6)	—		—	47		15.6	47		15.6
Fixed-Rate Total	$1,518		6.8%	$708		13.3%	$2,226		9.0%
MBS Total	$2,697		12.5%	$1,938		14.7%	$4,635		13.5%

(1)   Excludes $1.4 billion of RPL/NPL MBS.

(2)   Does not include principal payments receivable of $1.0 million.

(3)   Months to Reset is the number of months remaining before the coupon interest rate resets. At reset, the MBS coupon will adjust based upon the underlying benchmark interest rate index, margin and periodic or lifetime caps.  Months to Reset does not reflect scheduled amortization or prepayments.

(4)   3 month average CPR weighted by positions as of beginning of each month in the quarter.

(5)   Includes floating rate MBS that may be collateralized by fixed-rate mortgages.

(6)   Information presented based on data available at time of loan origination.

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Thursday, February 21, 2019, at 10:00 a.m. (Eastern Time) to discuss its fourth quarter 2018 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page.  To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software.  Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

Cautionary Language Regarding Forward-Looking Statements

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market (i.e., fair) value of MFA’s MBS, residential whole loans, CRT securities and other assets; changes in the prepayment rates on residential mortgage assets, an increase of which could result in a reduction of the yield on certain investments in our portfolio and could require us to reinvest the proceeds received by us as a result of such prepayments in investments with lower coupons, while a decrease in which could result in an increase in the interest rate duration of certain investments in our portfolio making their valuation more sensitive to changes in interest rates and could result in lower forecasted cash flows or, in certain circumstances, other-than-temporary impairment on certain Legacy Non-Agency MBS purchased at a discount; credit risks underlying MFA’s assets, including changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS and relating to MFA’s residential whole loan portfolio; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income, the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by MFA to accrete the market discount on Non-Agency MBS and residential whole loans and the extent of prepayments, realized losses and changes in the composition of MFA’s Agency MBS, Non-Agency MBS and residential whole loan portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals and whole loan modifications, foreclosures and liquidations; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board of Directors and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as MFA’s Board of Directors deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the “Investment Company Act”), including statements regarding the concept release issued by the Securities and Exchange Commission (“SEC”) relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to continue growing its residential whole loan portfolio, which is dependent on, among other things, the supply of loans offered for sale in the market; expected returns on our investments in nonperforming residential whole loans (“NPLs”), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e.g., taxes, insurance, maintenance expenses, etc. on the underlying property) and the amount ultimately realized upon resolution of the asset; targeted or expected returns on MFA’s investments in recently-originated loans, the performance of which is, similar to MFA’s other mortgage loan investments, subject to, among other things, prepayment risk, credit risk and financing cost associated with such investments; risks associated with our investments in MSR-related assets, including servicing, regulatory and economic risks, and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements are based on beliefs, assumptions and expectations of MFA’s future performance, taking into account all information currently available.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)	December 31, 2018	December 31, 2017
	(Unaudited)
Assets:
Residential mortgage securities:
Agency MBS, at fair value ($2,575,331 and $2,727,510 pledged as collateral, respectively)	$2,698,213	$2,824,681
Non-Agency MBS, at fair value ($3,248,900 and $2,379,523 pledged as collateral, respectively)	3,318,299	3,533,966
Credit Risk Transfer (“CRT”) securities, at fair value ($480,315 and $595,900 pledged as collateral, respectively)	492,821	664,403
Residential whole loans, at carrying value ($1,645,372 and $448,689 pledged as collateral, respectively) (1)	3,016,715	908,516
Residential whole loans, at fair value ($738,638 and $996,226 pledged as collateral, respectively) (1)	1,665,978	1,325,115
Mortgage servicing rights (“MSR”) related assets ($611,807 and $482,158 pledged as collateral, respectively)	611,807	492,080
Cash and cash equivalents	51,965	449,757
Restricted cash	36,744	13,986
Other assets	527,785	742,230
Total Assets	$12,420,327	$10,954,734

Liabilities:
Repurchase agreements	$7,879,087	$6,614,701
Other liabilities	1,125,139	1,078,397
Total Liabilities	$9,004,226	$7,693,098

Stockholders’ Equity:
Preferred stock, $.01 par value; 7.50% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	80	80
Common stock, $.01 par value; 886,950 shares authorized; 449,787 and 397,831 shares issued and outstanding, respectively	4,498	3,978
Additional paid-in capital, in excess of par	3,623,275	3,227,304
Accumulated deficit	(632,040)	(578,950)
Accumulated other comprehensive income	420,288	609,224
Total Stockholders’ Equity	$3,416,101	$3,261,636
Total Liabilities and Stockholders’ Equity	$12,420,327	$10,954,734

(1)   Includes approximately $209.4 million and $183.2 million of Residential whole loans, at carrying value and $694.7 million and $289.3 million of Residential whole loans, at fair value transferred to consolidated VIEs at December 31, 2018 and December 31, 2017, respectively. Such assets can be used only to settle the obligations of each respective VIE.

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		For the Year Ended December 31,
(In Thousands, Except Per Share Amounts)	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Agency MBS	$19,508	$15,341	$62,303	$65,355
Non-Agency MBS	56,984	58,384	226,796	271,112
CRT securities	7,437	8,816	33,376	31,715
Residential whole loans held at carrying value	39,133	9,968	100,921	36,187
MSR-related assets	8,171	6,997	28,420	24,830
Cash and cash equivalent investments	588	1,395	2,936	4,249
Other interest-earning assets	923	—	923	—
Interest Income	$132,744	$100,901	$455,675	$433,448

Interest Expense:
Repurchase agreements	$62,506	$44,903	$205,338	$186,347
Other interest expense	8,438	3,592	26,848	10,794
Interest Expense	$70,944	$48,495	$232,186	$197,141

Net Interest Income	$61,800	$52,406	$223,489	$236,307

Other Income, net:
Net gain on residential whole loans measured at fair value through earnings	$31,736	$41,385	$137,619	$90,045
Net realized gain on sales of residential mortgage securities	28,646	9,047	61,307	39,577
Net unrealized (loss)/gain on residential mortgage securities measured at fair value through earnings	(25,039)	13,536	(36,815)	27,709
Net loss on Swaps not designated as hedges for accounting purposes	(13,965)	—	(9,610)	—
Other, net	(428)	1,017	5,474	656
Other Income, net	$20,950	$64,985	$157,975	$157,987

Operating and Other Expense:
Compensation and benefits	$7,769	$5,415	$28,423	$31,673
Other general and administrative expense	4,084	3,900	17,653	17,960
Loan servicing and other related operating expenses	10,018	7,483	33,587	22,268
Operating and Other Expense	$21,871	$16,798	$79,663	$71,901

Net Income	$60,879	$100,593	$301,801	$322,393
Less Preferred Stock Dividends	3,750	3,750	15,000	15,000
Net Income Available to Common Stock and Participating Securities	$57,129	$96,843	$286,801	$307,393

Earnings per Common Share - Basic and Diluted	$0.13	$0.24	$0.68	$0.79

Dividends Declared per Share of Common Stock	$0.20	$0.20	$0.80	$0.80